Exhibit 99.1
News Release

BOARDWALK ANNOUNCES RETIREMENT OF PRESIDENT H. DEAN JONES II AND
CONSOLIDATION OF SENIOR MANAGEMENT IN HOUSTON

HOUSTON, Dec. 18, 2007 — Boardwalk Pipeline Partners, LP (NYSE: BWP) today announced several changes as part of the organizational realignment that was begun early this year, including the consolidation of senior management in Houston and certain operational functions in Owensboro, Ky.
President H. Dean Jones II announced his retirement effective March 1, 2008.  In his announcement to employees, Jones said he began contemplating his future plans in early November amid discussions regarding consolidation of senior management in Houston.  Jones will consult with Boardwalk for a year after his retirement.
“My decision was based solely on my desire to remain in Owensboro with my family and friends and the community that I love,” Jones told employees.
Chief Executive Officer Rolf A. Gafvert and Chairman of the Board Arthur L. Rebell praised Jones for his 27 years with Texas Gas and his critical role in helping shape Boardwalk into what it is today.
“His focus on the customer helped Texas Gas capture and hold the No. 1 position in customer service for several years in a row,” they said in a joint email to all employees.  “He is a man of great integrity, humor and passion for his family and his community, and we wish him the best.”
In order to have Boardwalk’s senior management team in the same location, three officers will be moving from Owensboro to Houston.  They are Jamie Buskill, Senior Vice President, Treasurer and Chief Financial Officer; Steven Barkauskas, Vice President, Controller and Chief Accounting Officer; and James Jones, Vice President of Tax.
The Gas Control group in Houston is moving to Owensboro and consolidating with the Gas Control unit in Owensboro, resulting in an increase of seven positions in Owensboro.
Gafvert and Rebell also told employees that Boardwalk remains committed to the long-term vision of having significant business centers in Owensboro and Houston, with functions aligned in each to provide the greatest synergy.

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Boardwalk Pipeline Partners, LP is a master limited partnership engaged through its subsidiaries, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, in the interstate transportation and storage of natural gas. Boardwalk's two interstate natural gas pipeline systems have approximately 13,400 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 155 Bcf.

CONTACT:

Jamie Buskill

Sr. Vice President and Chief Financial Officer

270-688-6390

Or

Monique Vo

Investor Relations

866-913-2122